Exhibit 16.1

(BDO Seidman, LLP Letterhead)

Securities and Exchange Commission
100 F Street N.E.
Washington, DC 20549

We have been furnished with a copy of the response to Item 4.01 of Form 8-K for the event that occurred on August 5, 2008, to be filed by our former client, Rhapsody Acquisition Corp. We agree with the statements made in response to that item insofar as they relate to our Firm.

Very truly yours,

/s/ BDO Seidman, LLP
BDO Seidman, LLP
August 6, 2008